SOFTWARE LICENSE AGREEMENT

THIS AGREEMENT is entered into as of **September 15,** 2016 by and between **CipherLoc Corporation** with offices at 825 Main St, Suite 100 Buda, TX 78610 (Licensor) and **GoSecured** with offices at **HS 1250 Edificio Century Tower Piso 4, oficina 40 Via Ricardo J. Alfaro Panama City, Republica de Panama ("LICENSEE").** Individually a Party and collectively referred to as Parties.

WHEREAS, Licensee wishes to license software and Licensor desires to license this software to licensee.

NOW THEREFORE, the parties hereto agree as follows:

1. GRANT OF LICENSE

Subject to the terms and conditions of the Agreement, Licensor grants to Licensee a non-exclusive, non-transferable license to use the software identified in Exhibit A. Licensee may use the Software in executable format for its own use, and may not translate or modify the licensed software, nor transfer or sublicense the Software to any third party, in whole or in part, in any form, whether modified or unmodified.

2. CONSIDERATION TO LICENSOR

a. Licensee shall pay, upon delivery of the Licensed Software the license fees set forth in Exhibit A attached hereto.

b. License fees do not include any shipping, duties, bank fees, sales, use, excise or similar taxes due. If Licensor is required to pay any such amounts, Licensee shall reimburse Licensor in full.

3. OWNERSHIP

The original and any applications of the Licensed Software, made by Licensee, including translations, compilations, partial copies, modifications, and updates, are the property of Licensor.

4. PROPRIETARY RIGHTS

Licensee recognizes that Licensor regards the Licensed Software as its intellectual property, proprietary information and as confidential trade secrets of great value. Licensee agrees not to provide or to otherwise make available in any form the Licensed Software, or any portion thereof, to any person other than employees of Licensee without the prior written consent of Licensor. Licensee further agrees to treat the Licensed Software with at least the same degree of care with which Licensee treats its own confidential information and in no event with less care than is reasonably required to protect the confidentiality of the Licensed Software.

5. TERM

The license granted hereunder shall continue for a period of five years from the date hereof unless mutually renewed or until terminated pursuant to Section 7 and subject to Licensee's proper performance of its obligations hereunder.

6. TERMINATION

Licensor may terminate this Agreement if Licensee is in default of any of the terms and conditions of this Agreement and fails to correct such default within ten (10) days after written notice thereof from Licensor.

7. TERMINATION CERTIFICATE

In the event of termination, Licensee will immediately discontinue use of the Licensed Software. Within one (1) month after termination of this Agreement, Licensee will furnish to Licensor a certificate which certifies with respect to any programs that were developed utilizing the Software, that including originals and all copies have been destroyed. The provisions of Sections 4, 5, 11, and 12 hereof shall survive any termination of this Agreement.

8. MAINTENANCE, UPDATES AND SUPPORT

Licensor will provide to Licensee the following support with respect to the Software:

(i) If during the 1st year of this Agreement, Licensee notifies Licensor of a substantial program error respecting the Software, or Licensor has reason to believe that error exists in the Software and so notifies Licensee, Licensor shall at its expense verify and attempt to correct such error within thirty (30) working days after the date of notification. If Licensee is not satisfied with the correction, then Licensee may terminate this Agreement, but without refund of any amount paid to Licensor or release of any amounts due Licensor at the time of termination.

(ii) In the case that Licensee has technical questions in the use of the Software during the 1st year of this Agreement, Licensee may submit those questions to Licensor. Licensor shall provide assistance without charge to Licensee up to a maximum of eight hours.

(iii) If Licensee desires to receive the Software support specified in this section, as well as updates to the Software, Licensee shall pay to Licensor the maintenance fee(s) set forth in Exhibit A.

9, DELIVERY OF LICENSED SOFTWARE

Licensor shall use its best efforts to deliver the Licensed Software promptly after receipt of the purchase order and export license (if required).

10. WARRANTY DISCLAIMER

LICENSOR LICENSES, AND LICENSEE ACCEPTS, THE LICENSED SOFTWARE "AS IS." LICENSOR PROVIDES NO WARRANTIES AS TO THE FUNCTION OR USE OF THE LICENSED SOFTWARE, WHETHER EXPRESS, IMPLIED, OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE. THE ENTIRE RISK AS TO THE QUALITY AND PERFORMANCE OF THE LICENSED SOFTWARE IS WITH LICENSEE. LICENSOR DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE LICENSED SOFTWARE WILL MEET LICENSEE'S REQUIREMENTS OR THAT THE OPERATION OF THE LICENSED SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE.

11. PATENT AND COPYRIGHT INDEMNITY

Licensor will defend at its own expense any action brought against Licensee to the extent it is based on a claim that the Licensed Software used within the scope of the license granted hereunder infringe a United States patent, copyright or other proprietary right of a third party. Licensor will pay any costs, damages or attorney fees finally awarded against Licensee in such action which are attributable to such claim, provided Licensor is promptly notified in writing of such claim, may control the defense and/or settlement of such claim, and is provided with all requested assistance, information and authority. In the event that a Licensed Software becomes, or in Licensor's opinion is likely to become, the subject of a claim of infringement of a United States patent, copyright or trade secret, Licensor may at its option either secure Licensee's right to continue using the Licensed Software, replace or modify the Licensed Software to make them not infringing, or provide Licensee with a refund of the license fee less depreciation on a 5 (five) year, straight-line basis. Licensor shall have no liability for any claim of patent, copyright or trade secret infringement based on the use of a Licensed Software in any form other than the original, unmodified form provided to Licensee or use with hardware, software or data not supplied by Licensor where the used Licensed Software alone in its original, unmodified form would not constitute an infringement. The foregoing states Licensee's entire liability for infringement or claims of infringement of patents, copyrights or other intellectual property right.

12. LIMITATION OF LIABILITY

LICENSOR'S LIABILITY TO LICENSEE UNDER ANY PROVISIONS OF THIS AGREEMENT FOR DAMAGES FINALLY AWARDED SHALL BE LIMITED TO THE AMOUNTS ACTUALLY PAID HEREUNDER BY LICENSEE TO LICENSOR. IN NO EVENT SHALL LICENSOR BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF USE, LOSS OF PROFITS OR INTERRUPTION OF BUSINESS, HOWEVER CAUSED OR ON ANY THEORY OF LIABILITY.

13. NOTICES

All notices in connection with this Agreement shall be in writing and may be given by certified, registered, or first class mail or personally delivered at the address set forth on the front page. For purposes of this Agreement, a notice shall be deemed effective upon personal delivery to the party, electronically delivered or if by mail five days after proper deposit in a mail box.

14. SUCCESSORS

This Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective representatives, successors and assigns except as otherwise provided herein.

15. SEVERABILITY

In the event any provision of this Agreement is determined to be invalid or unenforceable, the remainder of this Agreement shall remain in force as if such provision were not a part.

16. GOVERNING LAW/FORUM

This Agreement shall be governed and interpreted by the laws of the State of Texas. Hays County, Texas shall be the appropriate venue and jurisdiction for the resolution of any disputes hereunder. Both parties hereby consent to such personal and exclusive jurisdiction.

17. NON ASSIGNMENT

This Agreement and the licenses granted by it may not be assigned, sublicensed, or otherwise transferred by Licensee without the prior written consent of Licensor.

19. EXPORT REGULATIONS

Licensee understands that Licensor may be subject to regulation by agencies of the U.S. Government, including the U.S. Departments of Commerce and State, which prohibit export or diversion of certain technical products to certain countries. Licensee warrants that it will comply in all respect with the export and re-export restrictions set forth in the export license for the Licensed Programs and all other applicable export regulations. Licensee agrees to indemnify and hold Licensor harmless from any loss, damages, liability or expenses incurred by Licensor as a result of Licensee's failure to comply with any export regulations or restrictions.

20. ENTIRE AGREEMENT

This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof, and merges and supersedes all prior agreements, discussions and understandings, express or implied, concerning such matters. This Agreement shall take precedence over any additional or conflicting terms which may be contained in Licensee's purchase order or Licensor's order acknowledgment forms.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed Licensor as of Date first above written.

LICENSEE:	**LICENSOR:**
GoSecured	CipherLoc Corporation
By: President Takisha Hall (Digitally signed by Takisha Hall DN: cn=Takisha Hall, o=GoSecured, SA, ou, email=t.hall@gosecured.com, c=US Date: 2016.09.15 11:14:24 -05'00')	By: CFO
Name and Title	Name and Title

EXHIBIT A

LICENSED SOFTWARE	LICENSE FEE	MAINTENANCE FEE	ROYALTY
CipherLoc® GATEWAY \ CipherLoc® ENTERPRISE | CipherLoc® EDGE /	US $5,000	US $5,000	SEE BELOW

ROYALTY:

For each end user agreement established by the Licensee that utilizes the Licensed Software, the Licensee shall pay to the Licensor an amount equal to 3% of the gross sales.

Additionally, if an end user agreement established by the Licensee comes as a result of an opportunity that was identified by Licensor and referred to Licensee, then the amount the Licensee shall pay to the Licensor will be 10% of gross sales.

The Licensee shall provide the Licensor with a statement setting forth the amount of royalties due during each month. These statements shall be submitted to Licensor along with any payments due within [15] days after the end of each calendar month.

NOTES:

License fee excludes any taxes, shipping and/or insurance charges, and any bank transfer fees.

The License and Maintenance fees will be due within 30 days of the signing of this agreement.

Payments to Licensor to be made using the following wiring instructions:

Chase Bank: Cipherloc Corporation
Routing Number: 322271627
Account Number: 929729341